EXECUTION VERSION

Exhibit 10.1

CREDIT AGREEMENT

Dated as of March 28, 2018

among

WYNN RESORTS, LIMITED,
as Borrower,

WYNN GROUP ASIA, INC., and
WYNN RESORTS HOLDINGS, LLC,
as Guarantors,

THE LENDERS PARTY HERETO,

and

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as Administrative Agent

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Bookrunner

TABLE OF CONTENTS
Page
ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION
ARTICLE II.

CREDITS
ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01.	Repayment of Loans	32
SECTION 3.02.	Interest	32
ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

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Page

ARTICLE V.

YIELD PROTECTION, ETC.
ARTICLE VI.

GUARANTEES
ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01.	Conditions to Initial Extensions of Credit	44
ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

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Page

SECTION 8.17.	Solvency	49
SECTION 8.18.	Intellectual Property	49
SECTION 8.19.	Intentionally omitted	49
SECTION 8.20.	Insurance	49
SECTION 8.21.	Intentionally omitted	49
SECTION 8.22.	Anti-Terrorism Law	49
SECTION 8.23.	Anti-Corruption Laws/Bribery	50
SECTION 8.24.	Labor Matters	50
ARTICLE IX.

AFFIRMATIVE COVENANTS
ARTICLE X.

NEGATIVE COVENANTS
ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01.	Events of Default	59
SECTION 11.02.	Application of Proceeds	61
ARTICLE XII.

AGENTS

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ARTICLE XIII.

MISCELLANEOUS

-iv-

ANNEXES:

ANNEX A	- Commitments

SCHEDULES:

SCHEDULE 10.07	- Transactions with Affiliates

EXHIBITS:

EXHIBIT A	- Form of Note

EXHIBIT B	- Form of Notice of Borrowing

EXHIBIT C	- Form of Notice of Continuation/Conversion

EXHIBIT D	- Forms of U.S. Tax Compliance Certificate

EXHIBIT E	- Form of Solvency Certificate

EXHIBIT F	- Form of Assignment and Assumption Agreement

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CREDIT AGREEMENT, dated as of March 28, 2018 (this “Agreement”, among WYNN RESORTS, LIMITED, a Nevada corporation (“Borrower”); WYNN GROUP ASIA, INC., a Nevada corporation (“Asia Guarantor”), WYNN RESORTS HOLDINGS, LLC, a Nevada limited liability company (“Holdings Guarantor”); the LENDERS from time to time party hereto; and DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”).
WHEREAS, Borrower has requested that the Lenders provide unsecured term loan facilities, and the Lenders have indicated their willingness to lend, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION
SECTION 1.01.    Certain Defined Terms. As used herein, the following terms shall have the following meanings:
“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.
“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).
“Act” has the meaning set forth in Section 13.14.
“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.
“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agent” shall mean any of Administrative Agent and/or Lead Arranger.
“Agent Party” has the meaning set forth in Section 13.02(e).
“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates, directors, officers, employees, agents and advisors.
“Aggregate Payments” has the meaning set forth in Section 6.10.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Alternate Base Rate” shall mean for any day, the greatest of (i) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” (ii) the Federal Funds Rate plus 0.50% per annum and (iii) the LIBO Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Anti-Terrorism Laws” has the meaning set forth in Section 8.22(a).
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annex A hereof, (b) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (c) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained.
“Applicable Margin” shall mean, for each Type of Loan, 2.75% per annum, with respect to LIBOR Loans and (ii) 1.75% per annum, with respect to ABR Loans.
“Asia Guarantor” has the meaning set forth in the introductory paragraph hereof.
“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by Borrower or any of its Restricted Subsidiaries to any Person (other than with respect to any Company, to any other Company) to the extent that the aggregate value of such Property sold in any single transaction or related series of transactions is greater than or equal to $50.0 million, and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to any Company); provided that the following shall not constitute an “Asset Sale”: (i) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer useful in the business of any Company, (ii) licenses of Intellectual Property entered into in the ordinary course of business, (iii) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents, (iv) any conveyance, sale, transfer or other disposition of inventory, (v) any conveyance, sale, lease, transfer or other disposition in the ordinary course of a Company’s business, (vi) any sale, exchange or other disposition of notes or accounts received in connection with the compromise, settlement or collection thereof and (vii) the selling, factoring or discounting of accounts receivable (including defaulted receivables) in the ordinary course of business.
“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit F hereto.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capital Lease Obligation.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.
“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” has the meaning set forth in the introductory paragraph hereof.
“Borrower Materials” has the meaning set forth in Section 9.04.
“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Calculation Date” shall mean the last day of the most recent Test Period.
“Capital Expenditures” shall mean, for any period any expenditures by Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.
“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease.
“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than three years from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $250.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than three years from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A‑2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s or at least “F-2” or the equivalent thereof by Fitch, respectively, or, if none of S&P, Moody’s nor Fitch shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and having an investment grade rating from S&P, Moody’s or Fitch or, if none of S&P, Moody’s nor Fitch shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) corporate notes having an investment grade rating from S&P, Moody’s or Fitch or, if none of S&P, Moody’s nor Fitch shall be rating such notes, then from another nationally recognized rating service; provided, that at no time shall the value of Cash Equivalents under this clause (h) exceed 10% of the aggregate value of Cash and Cash Equivalents then held by Borrower and its Subsidiaries; or (i)  marketable direct obligations issued by, or unconditionally guaranteed by, a country other than the United States, or issued by any agency of such country and backed by the full faith and credit of such country, so long as the indebtedness of such country has an investment grade rating from S&P, Moody’s or Fitch or, if none of S&P, Moody’s nor Fitch shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of a country other than the United States or payable to a Company promptly following demand and maturing within two years of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in a country other than the United States.
“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property; provided, however, no such event shall constitute a Casualty Event if the proceeds thereof or other compensation in respect thereof is less than $50.0 million. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean the occurrence of any of the following:
(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Borrower and any Subsidiary of Borrower; or
(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Borrower, measured by voting power rather than number of Equity Interests, other than Borrower and any Subsidiary of Borrower.
“Charges” has the meaning set forth in Section 13.19.
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” shall mean, for each Lender, the obligation of such Lender to make Loans pursuant to Section 2.01(a) hereof on the Closing Date in a principal amount not to exceed the amount of such Lender’s Commitments as set forth on Annex A, as the same may be (a) changed pursuant to Section 13.05(b) or (b) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01. The aggregate principal amount of the Commitments of all Lenders as of the Closing Date is $800,000,000.00.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.
“Competitor” shall mean a Person or Affiliate of any Person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Credit Party) that operates, manages or controls the operation of a Facility or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that operates, manages or controls the operation of a Facility; provided that the foregoing shall not include (i) commercial or corporate banks and (ii) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business.
“Consolidated Companies” shall mean Borrower and each Subsidiary of Borrower (whether now existing or hereafter created or acquired), the financial statements of which are (or should be) consolidated with the financial statements of Borrower in accordance with GAAP.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.
“Covered Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes; other than, in the case of clause (a) or (b), Excluded Taxes.
“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c) the Escrow Agreement and (d) each other agreement entered into by any Credit Party with Administrative Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Fee Letter), all as amended from time to time.
“Credit Parties” shall mean Borrower and the Guarantors.
“Creditor” shall mean each of (a) each Agent, and (b) each Lender.
“DB” shall mean Deutsche Bank Cayman Islands Branch.
“Debt Issuance” shall mean the incurrence by any Credit Party of any Indebtedness for borrowed money after the Closing Date (other than Permitted Credit Party Indebtedness). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a). For purposes of this definition, “Permitted Credit Party Indebtedness” shall mean (a) intercompany Indebtedness of Borrower and the Restricted Subsidiaries to Borrower or other Restricted Subsidiaries, (b) commercial paper issued in the ordinary course of business, (c) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof in the ordinary course of business and (d) Indebtedness in an aggregate principal amount not to exceed as of the time of incurrence thereof $50.0 million.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.
“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.
“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans.

“Defaulting Lender” shall mean, subject to Section 2.14(b), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), or (B) comply with its obligations under this Agreement to make a payment to a Lender of any amount required to be paid to it hereunder, in each case within two (2) Business Days of the date when due, (ii) has notified Borrower or Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (iv) any Lender that has, for three or more Business Days after written request of Administrative Agent or Borrower, failed to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation) or (v) has become the subject of a Bail-In Action. Any determination of a Defaulting Lender under clauses (i) through (iv) above will be conclusive and binding absent manifest error.
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory is, or whose government is, the subject of any Sanction broadly prohibiting dealings with such government, country, or territory, including, without limitation, currently, Cuba, Iran, Burma, North Korea, Sudan and Syria.
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Disqualification” shall mean, with respect to any Lender: (a) the failure of that person timely to file pursuant to applicable Gaming Laws (i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to Borrower; or (ii) any required application or other papers in connection with determination of the suitability of that person as a lender to Borrower; (b) the withdrawal by that person (except where requested or permitted by the Gaming Authority) of any such application or other required papers; (c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or (d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws: (i) that such person is “unsuitable” as a lender to Borrower; (ii) that such person shall be “disqualified” as a lender to Borrower; or (iii) denying the issuance to that person of any license or other approval required under applicable Gaming Laws to be held by all lenders to Borrower.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (y) as a result of a redemption required by Gaming Law or (z) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.
“Disqualified Lenders” shall mean such (i) Persons that have been specified in writing to the Administrative Agent (it being understood that the Administrative Agent will distribute the list of such Persons to the Lenders) (a) prior to March 9, 2018 as being “Disqualified Lenders” and (b) within 10 Business Days after the end of each fiscal quarter, provided, that (x) if no Persons are specified in writing to the Administrative Agent pursuant to clause (i)(b) for any fiscal quarter, the Persons specified in writing to the Administrative Agent with respect to the previous fiscal quarter (or, if no previous fiscal quarter, pursuant to clause (i)(a) above), shall be deemed to have been specified in writing to the Administrative Agent for such fiscal quarter, and (y) in no event shall any Person be specified in writing to the Administrative Agent pursuant to clause (i)(b) above at any time that such Person is a Lender hereunder, (ii) any other persons who are Competitors of Borrower that are separately identified in writing by Borrower to the Administrative Agent from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (a) identified in writing by Borrower to the Administrative Agent from time to time or (b) clearly identifiable as an Affiliate solely on the basis of such Affiliate’s name; provided that, any such additional designation permitted by the foregoing clauses (i) and (ii) shall not apply retroactively to any prior assignment (or prior participation in the Loans) permitted hereunder at the time of such assignment (or prior participation in the Loans).
“Dollars” and “$” shall mean the lawful money of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D); provided, however, that (x) neither Borrower nor any of Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender unless consented to in writing by Borrower, and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender or is subject to a Disqualification.
“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by Borrower or any of its Restricted Subsidiaries.
“Escrow Account” has the meaning set forth in the Escrow Agreement.
“Escrow Agent” means Deutsche Bank Trust Company Americas, in its capacity as such together with its successors in such capacity pursuant to the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, dated the Closing Date, by and among, Borrower, the Escrow Agent and the Administrative Agent.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
“Environmental Action” shall mean (a) any notice, claim, demand or other written or, to the knowledge of any Responsible Officer of Borrower, oral communication alleging liability of Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of Borrower or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.
“Environmental Law” shall mean any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.
“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership or member’s interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.
“Equity Issuance” shall mean any issuance or sale after the Closing Date by Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights (other than Permitted Equity Issuances). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance and not an Equity Issuance; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests. For the avoidance of doubt, the Specified Common Stock Offering shall be deemed an Equity Issuance for purposes of this Agreement (including for Section 2.10(a)(iv)). “Permitted Equity Issuances” shall mean (a) any sale or issuances of Equity Interests or any Equity Rights pursuant to the terms of any stock option plan or like agreement, (b) any issuances of Equity Interests upon conversion or exercise of Equity Rights and (c) any sales or issuances of Equity Interests or Equity Rights as consideration (or the proceeds of which are used as consideration) for any Acquisition or interest in a Joint Venture.
“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Entity” shall mean any member of an ERISA Group.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (e) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by any ERISA Entity to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any ERISA Entity.
“ERISA Group” shall mean Borrower or any of its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower and its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning set forth in Section 11.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Designation” has the meaning set forth in Section 9.07(a).
“Excluded Immaterial Subsidiaries” has the meaning set forth in Section 9.07(a).
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Agent or Lender or required to be withheld or deducted from any payment to any Agent or Lender: (a) income, franchise, branch profits or other similar Taxes imposed on or measured by net income or net profits (however denominated), in each case, (i) imposed by any jurisdiction as a result of such recipient being organized under the laws of, having its principal office located in or, in the case of any Lender, having its Applicable Lending Office located in the jurisdiction imposing such Tax, or (ii) that are Other Connection Taxes, (b) in the case of any Lender, other than an assignee pursuant to a request by Borrower under Section 2.11(a), any U.S. federal withholding tax that is imposed on amounts payable to such Person under the laws in effect at the time such Person becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, immediately prior to the designation of a new Applicable Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 5.06(a), (c) Taxes attributable to such Lender’s failure to comply with Sections 5.06(b) or (d) and (d) any Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 8.22(a).
“Facility” shall mean any establishment, facility and other property or assets ancillary or related thereto or used in connection therewith, the primary focus of which is, or when completed will be, the hospitality, gaming, leisure and/or consumer industries (including, without limitation, any Gaming Facility).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.
“Fair Share” has the meaning set forth in Section 6.10.
“Fair Share Shortfall” has the meaning set forth in Section 6.10.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations thereunder or official governmental interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), any intergovernmental agreements (and any related laws, regulations or official guidance) implementing the foregoing.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.
“Fee Letter” shall mean the fee letter agreement dated as of March 9, 2018, between Borrower, the Administrative Agent and Deutsche Bank Securities Inc.
“Final Maturity Date” shall mean March 27, 2019.
“Fitch” shall mean Fitch Ratings Inc., or any successor entity thereto.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.
“Funding Credit Party” has the meaning set forth in Section 6.10.
“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.
“Gaming Approval” shall mean any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable Borrower or any of its Restricted Subsidiaries to engage in, operate or manage the casino, gambling or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” shall mean any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed, leased or operated by Borrower or any of its Restricted Subsidiaries.
“Gaming Facility” shall mean any gaming establishment, facility and other property or assets ancillary or related thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, theaters, parking facilities, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels and related equipment.
“Gaming Laws” shall mean all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing, investigatory or permit authority over gambling, gaming or Gaming Facility activities conducted, operated or managed by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.
“Gaming License” shall mean any Gaming Approval or other casino, gambling or gaming license issued by any Gaming Authority covering any Gaming Facility that permits the licensee to operate a gaming establishment.
“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming Authority.
“Guarantee” shall mean the guarantee of each Guarantor pursuant to Article VI.
“Guaranteed Obligations” has the meaning set forth in Section 6.01.
“Guarantors” shall mean Asia Guarantor and Holdings Guarantor, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them.
“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could reasonably be expected to give rise to liability under Environmental Law.
“Holdings Guarantor” has the meaning set forth in the introductory paragraph hereof.
“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of Borrower having, together with all other Immaterial Subsidiaries, tangible assets with an aggregate fair market value of less than the Immaterial Subsidiary Threshold Amount as of the most recent Calculation Date as designated in an Officer’s Certificate of Borrower delivered to Administrative Agent.
“Immaterial Subsidiary Threshold Amount” shall mean $100.0 million.
“Impacted Loans” has the meaning set forth in Section 5.02.
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within five (5) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness.
“Indemnitee” has the meaning set forth in Section 13.03(b).
“Information” has the meaning set forth in Section 8.16.
“Intellectual Property” has the meaning set forth in Section 8.18.
“Interest Period” shall mean, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and, subject to Section 2.01(b), ending on the date one, two, three or six months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable, or such other period that is twelve months or less requested by Borrower and consented to by, in the case of a period that is one month or less, the Administrative Agent and, in all cases of a period that is twelve months or less but greater than one month, all the applicable Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period for a Loan shall extend beyond the maturity date for such Loan.
Notwithstanding the foregoing, as to any LIBOR Loan made on a day that is not the last Business Day of a calendar month, Borrower may select an Interest Period that shall commence on the date on which such Loan is made and expire on the last Business Day of such calendar month and thereafter revert to the Interest Period selected in compliance with the foregoing.
“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.
“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.
“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of Borrower, in which Borrower or a Restricted Subsidiary of Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).
“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.
“Lead Arranger” shall mean Deutsche Bank Securities, Inc., in its capacity as lead arranger and bookrunner hereunder.
“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.
“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lenders” shall mean (a) each Person listed on Annex A, and (b) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement.
“LIBO Base Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. LIBOR (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other Administrative Agent branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“LIBO Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Administrative Agent to be equal to the LIBO Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period; provided that the LIBO Rate shall not be less than 0%. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second Business Day preceding the date of determination).
“LIBOR Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “LIBO Rate.”
“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof.
“Liquor Authority” has the meaning set forth in Section 13.13(a).
“Liquor Laws” has the meaning set forth in Section 13.13(a).
“Loan Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the total Commitments at such time.
“Loans” shall mean the term loans made pursuant to Section 2.01(a).
“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements (including reasonable fees and expenses of one primary counsel for the Agents and Lenders collectively, and any local counsel reasonably required in any applicable jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Agents and Lenders), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.
“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties (taken as a whole) to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of the Credit Documents to which it is a party or any of the material rights and remedies of Administrative Agent or any Lender thereunder; provided, that no litigation challenging the issuance of a Gaming License (whether in Massachusetts or otherwise) or any matters arising therefrom, related thereto or in connection therewith shall constitute, result or otherwise have (or reasonably be expected to constitute, result or otherwise have) a Material Adverse Effect.
“Maximum Rate” has the meaning set forth in Section 13.19.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Available Proceeds” shall mean:
(i)    in the case of any Asset Sale permitted pursuant to this Agreement, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than the Obligations) to the extent that such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to Administrative Agent; provided, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within twelve (12) months after such Asset Sale, the amount of such reserve;

(ii)    in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent that such Indebtedness is required to be repaid in connection with such Casualty Event, and (C) any Taxes paid or payable by or on behalf of Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided that, in the case of a Casualty Event with respect to property that is subject to a lease entered into for the purpose of, or with respect to, operating or managing a Facility, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor or (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease);
(iii)    in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith; and
(iv)     in the case of any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.
“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.
“Notes” shall mean the promissory notes substantially in the form of Exhibit A.
“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B or such other form as is reasonably acceptable to Administrative Agent.
“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C or such other form as is reasonably acceptable to Administrative Agent.
“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Agent or any Lender or any of their respective Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document (including in each case interest, fees, costs or charges accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.
“OFAC” has the meaning set forth in Section 8.22(b)(v).
“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the Board of Directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer or its treasurer or controller (in each case, or an equivalent officer) in their official (and not individual) capacities.
“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation or articles of organization, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company or operating agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.
“Other Connection Taxes” shall mean, with respect to any Agent or Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document).
“Other Taxes” has the meaning set forth in Section 5.06(e).
“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations, the payment in full of all of such obligations and (b) with respect to the Obligations, the irrevocable termination of all Commitments, the payment in full in cash of all Obligations (except Unasserted Obligations), including principal, interest, fees, costs (including post-petition interest, fees, costs and charges even if such interest, fees costs and charges are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant Register” has the meaning set forth in Section 13.05(a).
“Patriot Act” has the meaning set forth in Section 8.22(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.
“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.
“Permits” has the meaning set forth in Section 8.15.
“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after a binding contract with respect thereto is entered into between Borrower or one of its Restricted Subsidiaries and the seller with respect thereto and after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom, and (b) with respect to a Permitted Acquisition in excess of $50.0 million, Borrower has delivered to Administrative Agent an Officer’s Certificate to the effect set forth above.
“Permitted Business” shall mean any business of the type in which Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, including any business, the primary focus of which, is in the hospitality, gaming, leisure or consumer industries, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).
“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Borrower’s Board of Directors or a Responsible Officer or other management of Borrower or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.
“Permitted Liens” has the meaning set forth in Section 10.02.
“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Principal Office” shall mean the principal office of Administrative Agent, located on the Closing Date at 60 Wall Street, New York, NY 10005, or such other office as may be designated in writing by Administrative Agent.
“Principal Property” means any real estate or other physical facility or depreciable asset or securities the net book value of which on the date of determination exceeds the greater of $50.0 million and 5.0% of the Total Assets.
“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.
“Projections” has the meaning set forth in Section 8.16.
“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 9.04.
“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.
“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.
“Qualified Contingent Obligation” shall mean Contingent Obligations in respect of (a) Indebtedness of any Joint Venture in which Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of Facilities (and properties ancillary or related thereto) with respect to which Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Quarter” shall mean each three month period ending on March 31, June 30, September 30 and December 31.
“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.
“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds.
“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.
“Redesignation” has the meaning set forth in Section 9.07(a).
“refinance” shall mean refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.
“Refinancing” shall mean the repayment of the principal amount of the $1.936 billion promissory note issued in connection with the redemption of all shares of Borrower’s stock held by Aruze USA, Inc. as of February 18, 2012 and the further payment with respect to Universal Entertainment Corp.’s and Aruze USA, Inc.’s claims related to the allegedly below-market interest rate of such promissory note, in each case to be made pursuant to that certain Settlement Agreement and Mutual Release dated as of March 8, 2018 by and between Borrower, Stephen A. Wynn, Linda Chen, Russell Goldsmith, Ray R. Irani, Robert J. Miller, John A. Moran, Marc D. Schorr, Alvin V. Shoemaker, D. Boone Wayson, Allan Zeman, Kimmarie Sinatra, Universal Entertainment Corp. and Aruze USA, Inc.
“Register” has the meaning set forth in Section 2.08(c).
“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Indemnified Person” has the meaning set forth in Section 13.03(b).
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).
“Replacement Lender” has the meaning set forth in Section 2.11(a).
“Required Lenders” shall mean, as of any date of determination: (a) prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments; and (b) thereafter, Non-Defaulting Lenders the sum of whose outstanding Loans then outstanding represents more than 50% of the aggregate sum (without duplication) of all outstanding Loans of all Non-Defaulting Lenders.
“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Requirement” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR funding by member banks (currently referred to as “Eurocurrency liabilities”). The LIBO Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.
“Resignation Effective Date” has the meaning set forth in Section 12.06(a).
“Responsible Officer” shall mean the chief executive officer of Borrower, the president of Borrower (if not the chief executive officer), any senior or executive vice president of Borrower, the chief financial officer, the chief accounting officer or treasurer of Borrower or, with respect to financial matters, the chief financial officer, chief accounting officer, senior financial officer or treasurer of Borrower.
“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in Borrower, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in Borrower through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower.
“Restricted Subsidiaries” shall mean the Guarantors and all existing and future Subsidiaries of the Guarantors other than the Unrestricted Subsidiaries.
“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.
“Sanction(s)” shall mean any economic or trade or financial sanction or restrictive measures or trade embargo enacted, administered, imposed or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.
“Specified Common Stock Offering” shall mean the issuance of 5,300,000 shares of common stock by Borrower pursuant to a Registration Statement on Form S-3 (File No. 333-214505) and exhibits thereto filed by Borrower with the Securities Exchange Commission on November 8, 2016, as supplemented by the prospectus supplement, dated March 22, 2018.
“Specified Debt Agreement” shall mean (i) with respect to Borrower or any Restricted Subsidiary existing as of the Closing Date, any agreement or instrument evidencing or governing any Indebtedness of Borrower or such Restricted Subsidiary in effect on the Closing Date and (ii) with respect to any Restricted Subsidiary not existing as of the Closing Date, any agreement or instrument evidencing or governing any Indebtedness of the such Restricted Subsidiary in effect at the time of, or incurred in connection with, the formation or acquisition thereof, in each case (x) the principal amount of which is greater than or equal to $50.0 million and (y) any replacements or refinancing thereof so long as the terms (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such replacement or refinancing are (as determined by Borrower in good faith), taken as a whole, not materially less restrictive than the terms set forth in the Indebtedness described in clauses (i) or (ii) above, as applicable.
“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.01(a) (but only with respect to Credit Parties), 8.04(a)(i)(x), 8.04(a)(ii), 8.05 (but only as it relates to the Credit Documents), 8.09, 8.11(b), 8.17, 8.22 and 8.23 (as it relates to the use of proceeds of the Loans on the Closing Date).
“Successful Syndication” shall have the meaning set forth in the Fee Letter.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified and other than in the case of financial statements and Section 10.07 (and any definitions to the extent utilized therein)(in which case a “Subsidiary” shall refer to a Subsidiary of Borrower), all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Guarantor or Guarantors and a Subsidiary or Subsidiaries of Guarantors.
“Swap Contract” shall mean any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Borrower or its Restricted Subsidiaries.
“Syndication Date” has the meaning set forth in Section 9.08(a).
“Tax Indemnification Agreement” means the Tax Indemnification Agreement, dated as of September 24, 2002, among Wynn Resorts, Valvino Lamore, Stephen A. Wynn, Aruze USA, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Asset Fund Series, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Growth Fund Series, and Kenneth R. Wynn Family Trust dated February 20, 1985.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC.
“Total Assets” means at any date, the total assets of the Credit Parties and their Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Loans, and (b) Lenders having Commitments, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Loans and (b) Commitments.
“Transactions” shall mean, collectively, (a) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder, if any, on the Closing Date, (b) the Refinancing, (c) the deposit of the proceeds of the Loans into the Escrow Account, and (d) the payment of fees and expenses in connection with the foregoing.
“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.
“Transferred Guarantor” has the meaning set forth in Section 6.08.
“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.
“Type” has the meaning set forth in Section 1.03.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.
“Unaffiliated Joint Ventures” shall mean any joint venture of Borrower or any of its Subsidiaries; provided, however, that (i) all Investments in, and other transactions entered into with, such joint venture by Borrower or any of its Restricted Subsidiaries were made in compliance with this Agreement and (ii) no Affiliate (other than Borrower or any Subsidiary or any other Unaffiliated Joint Venture) or officer or director of Borrower or any of its Subsidiaries owns any Equity Interest, or has any material economic interest, in such joint venture (other than through Borrower (directly or indirectly through its Subsidiaries)). No Subsidiary of Borrower shall be an Unaffiliated Joint Venture.
“United States” shall mean the United States of America.
“Unrestricted Subsidiaries” shall mean (a) any direct Subsidiary of Borrower (other than a Guarantor), (b) any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with any

Specified Debt Agreement (and only for so long as so designated thereunder) and (c) any Subsidiary of an Unrestricted Subsidiary.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(b)(ii).
“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.
“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Borrower.
“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Wynn Las Vegas” shall mean Wynn Las Vegas LLC, a Nevada limited liability company.
SECTION 1.02.    Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld).
SECTION 1.03.    Types of Loans. Loans hereunder are distinguished by “Type.” The “Type” of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type.

SECTION 1.04.    Rules of Construction.
(a)    In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Agent or any Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day New York, New York; (vi) Obligations shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.
(b)    In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of Borrower.
(c)    In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.
(d)    Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations, replacements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations, replacements and other modifications are permitted by the Credit Documents; and (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
(e)    This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to Agents, Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Agents merely because of Agents’ or the Lenders’ involvement in their preparation.
SECTION 1.05.    LIBO RATE. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II.

CREDITS
SECTION 2.01.    Loans.
(a)    Commitments and Loans. Each Lender with a Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make Loans to Borrower in Dollars on the Closing Date, in an aggregate principal amount at any one time outstanding not exceeding the amount of the Commitment of such Lender as in effect from time to time.
(b)    LIBOR Loans. No more than five (5) separate Interest Periods in respect of LIBOR Loans may be outstanding at any one time in the aggregate under all of the facilities.
(c)    Escrow Account. Borrower and the Administrative Agent shall cause the proceeds of Loans made under Section 2.01(a) to be credited to the Escrow Account in an amount equal to all proceeds of Loans received by the Administrative Agent.
SECTION 2.02.    Borrowings. Borrower shall give Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing; provided that, in the case of a borrowing of ABR Loans requested to be made on a same day basis, Borrower shall deliver the Notice of Borrowing no later than 1:00 p.m., New York time, on the day of such proposed ABR Loan (which day shall be a Business Day). Unless otherwise agreed to by Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon) (or, in the case of a borrowing of ABR Loans requested to be made on a same day basis, 4:00 p.m.), New York time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of Borrower. Each borrowing of Loans shall be made by each Lender pro rata based on its applicable Loan Percentage. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower not later than 4:00 p.m., New York time, on the Closing Date, by depositing the same by wire transfer of immediately available funds in (or, in the case of an account of Borrower maintained with Administrative Agent at the Principal Office, by crediting the same to) the account or accounts of Borrower or any other account or accounts in each case as directed by Borrower in the applicable Notice of Borrowing.
SECTION 2.03.    Intentionally Omitted.
SECTION 2.04.    Termination and Reductions of Commitment.
(a)    In addition to any other mandatory commitment reductions pursuant to this Section 2.04, the aggregate amount of the Commitments shall be automatically and permanently reduced by the amount of Loans made in respect thereof on the Closing Date. Notwithstanding any other provision of this Agreement, any outstanding Commitments shall automatically terminate upon the earlier of (x) such Commitments being fully funded pursuant to Section 2.01(a) and (y) at 5:00 p.m., New York City time, on the Closing Date.
(b)    Any Commitment once terminated or reduced may not be reinstated.
(c)    Each reduction or termination of any of the Commitments pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.
SECTION 2.05.    Fees.
(a)    Borrower shall pay to Administrative Agent for the account of each Lender (other than a Defaulting Lender) with respect to such Lender’s Loans a duration fee (i) on the ninetieth (90th) day after the Closing Date (or, if such day is not a Business Day, on the next Business Day), equal to 0.15% of the aggregate principal amount of the Loans of such Lender outstanding on such date, (ii) on the one hundred eightieth (180th) day after the Closing Date (or, if such day is not a Business Day, on the next Business Day), equal to 0.25% of the aggregate principal amount of the Loans of such Lender outstanding on such date, and (iii) on the two hundred seventieth (270th) day after the Closing Date (or, if such day is not a Business Day, on the next Business Day), equal to 0.25% of the aggregate principal amount of the Loans of such Lender outstanding on such date.
(b)    Borrower shall pay to Administrative Agent for its own account the administrative fee separately agreed to in the Fee Letter.
SECTION 2.06.    Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type. Each Lender may, at its option but subject to Section 5.06 as if such branch or Affiliate was deemed a “Lender” thereunder for purposes of documentation delivered to the Administrative Agent and payments required to be made to Borrower thereunder, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.07.    Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.
SECTION 2.08.    Notes; Register.
(a)    At the request of any Lender, its Loans shall be evidenced by a promissory note, payable to such Lender or its registered assigns and otherwise duly completed, substantially in the form of Exhibit A.
(b)    The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan made by each Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender or its registered assigns on its books and, prior to any transfer of any Note evidencing the Loans held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note.
(c)    Borrower hereby designates Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal and interest amounts of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register; provided that Administrative Agent agrees to record in the Register any assignment entered into pursuant to the term hereof promptly after the effectiveness of such assignment.

SECTION 2.09.    Optional Prepayments and Conversions or Continuations of Loans.
(a)    Subject to Section 4.04, Borrower shall have the right to prepay Loans (without premium or penalty), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time. Borrower shall give Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests). Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C. If LIBOR Loans are prepaid or converted other than on the last day of an Interest Period therefor, Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to Borrower, have the right to suspend the right of Borrower to convert any Loan into a LIBOR Loan, or to continue any Loan as a LIBOR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans.
(b)    Application. The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay Loans outstanding in order of amortization, in amounts and to Tranches, all as determined by Borrower.
SECTION 2.10.    Mandatory Prepayments.
(a)    Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b) below):
(i)    Casualty Events. Within three (3) Business Days after Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event, in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:
(x)    if no Event of Default then exists or would result therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property used or usable in the business of any Company or repair, replace or restore the Property or other Property used or usable in the business of any Company, in each case within (A) six (6) months following receipt of such Net Available Proceeds or (B) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within six (6) months following receipt thereof, within twelve (12) months following receipt of such Net Available Proceeds, and
(y)    if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).
(ii)    Debt Issuance. Within three (3) Business Days after any Debt Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance.
(iii)    Asset Sales. Within three (3) Business Days after receipt by Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale permitted pursuant to this Agreement, in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however, that:

(x)    an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) shall not be required to be applied as provided above on such date if (1) no Event of Default then exists or would result therefrom and (2) Borrower delivers an Officer’s Certificate to Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) of any Company within (I) six (6) months following receipt of such Net Available Proceeds or (II) if Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within six (6) months following receipt thereof, within twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended); and
(y)    if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).
(iv)    Equity Issuance. Within three (3) Business Days after any Equity Issuance on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Equity Issuance.
(v)    Escrow Account. By April 6, 2018, if the Refinancing has not been consummated by such date, in an aggregate principal amount equal to all amounts on deposit in the Escrow Account.
(vi)    Prepayments Not Required for Foreign Subsidiaries. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10(a) but may be retained by the applicable Foreign Subsidiary so long as applicable local law does not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds is permitted under the applicable local law, any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within three (3) Business Days of such repatriation. To the extent Borrower reasonably determines that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries would have a material adverse tax costs or consequences to Borrower or any of its Subsidiaries, such Net Available Proceeds so affected may be retained by the applicable Foreign Subsidiary and will not be required to be applied to repay Loans at the times provided in this Section 2.10(a).
(vii)    Prepayments Subject to Other Indebtedness. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Casualty Event or Asset Sale with respect to any property or assets of a Company that is subject to any agreement or instrument evidencing or governing any Indebtedness of such Company are subject to reinvestment or mandatory offer or repurchase provisions, or are otherwise not permitted to be distributed to Borrower, in each case under such agreement or instrument, the portion of such Net Available Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10(a) so long as such Net Available Proceeds are so affected, and once such affected Net Available Proceeds are no longer so affected, any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii) or applied pursuant to Section 2.10(b) within three (3) Business Days thereafter.
(b)    Application. The amount of any required prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i)    First, to prepay all Loans; provided that, each such prepayment shall, subject to the last paragraph of this Section 2.10(b), be applied to such Loans that are ABR Loans to the fullest extent thereof before application to Loans that are LIBOR Loans, and such prepayments of LIBOR Loans shall be applied in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 5.05; and
(ii)    Second, after application of prepayments in accordance with clause (i) above, Borrower shall be permitted to retain any such remaining excess.
Notwithstanding the foregoing, any Lender may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans, but was so declined shall be ratably offered to each Lender that initially accepted such prepayment. Any such re-offered amounts rejected by such Lenders shall be retained by Borrower.
Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (i) deposited in a deposit or security account of Borrower and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in such account, interest shall continue to accrue on such Loans until prepayment.
SECTION 2.11.    Replacement of Lenders.
(a)    Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) such Lender is subject to Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification); provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender (or if the Replaced Lender is being replaced as a result of being a Defaulting Lender, then the Replacement Lender shall acquire all Loans and Commitments held by such Defaulting Lender), (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender), and (B) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b)    If any Lender is subject to a Disqualification (and such Lender is notified by Borrower and Administrative Agent in writing of such Disqualification), Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary). Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09 and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender. Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law). Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority provides the disqualification notice to Borrower, to the extent prohibited by law: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.
SECTION 2.12.    [Reserved].
SECTION 2.13.    [Reserved].
SECTION 2.14.    Defaulting Lender Provisions.
(a)    Notwithstanding anything to the contrary in this Agreement, if a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:
(i)    [Intentionally omitted];
(ii)    [Intentionally omitted];
(iii)    Borrower shall not be required to pay any fees to such Defaulting Lender under Section 2.05(a); and
(iv)    any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting

Lender pursuant to this Section 2.14(a)(iv) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Cure. If Borrower and Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as Administrative Agent may determine to be necessary, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    Certain Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.05 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).
ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST
SECTION 3.01.    Repayment of Loans. Borrower hereby promises to pay to Administrative Agent for the account of the Lenders the principal amount of Loans on the Final Maturity Date.
SECTION 3.02.    Interest.
(a)    Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made or maintained by such Lender to Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:
(i)    during such periods as such Loan is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and
(ii)    during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBO Rate for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.
(b)    To the extent permitted by Law, (i) upon the occurrence and during the continuance of an Event of Default (other than Events of Default under Sections 11.01(g) or 11.01(h)), overdue principal and overdue interest in respect of each Loan and all other Obligations not paid when due and (ii) upon the occurrence and during the continuance of an Event of Default under Section 11.01(g) or Section 11.01(h), all Obligations shall, in each case, automatically and without any action by any Person, bear interest at the Default Rate. Interest which accrues under this paragraph shall be payable on demand.
(c)    Accrued interest on each Loan shall be payable (i) in the case of each ABR Loan, (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.
ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.
SECTION 4.01.    Payments.
(a)    All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of Administrative Agent, be deemed to have been made on the next succeeding Business Day). Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(b)    Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Type of Loans or other amounts payable by Borrower hereunder to which such payment is to be applied.
(c)    Each payment received by Administrative Agent under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent prior to 12:00 p.m. (Noon), New York time on any day, on such day and (y) if the payment was actually received by Administrative Agent after 12:00 p.m. (Noon), New York time, on any day, by 1:00 p.m., New York time, on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).
(d)    If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.
SECTION 4.02.    Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans from the Lenders under Section 2.01 shall be made from the relevant Lenders and each termination or reduction of the amount of the Commitments under Section 2.04 shall be applied to the respective Commitments of the relevant Lenders pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 5.04, LIBOR Loans having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.10(b), Section 2.14 or Section 13.04, each payment or prepayment of principal of Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans held by them; and (d) except as otherwise provided in Section 2.10(b), Section 2.14 or Section 13.04, each payment of interest on Loans shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
SECTION 4.03.    Computations. Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04.    Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to (x) with respect to Borrowings, $50.0 million and (y) with respect to conversions and partial repayments of principal, $5.0 million and, in each case, in multiples of $100,000 in excess thereof or, if less, the remaining Loans. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.
SECTION 4.05.    Certain Notices. Notices by Borrower to Administrative Agent of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent by telephone not later than 1:00 p.m., New York time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by Administrative Agent in its sole discretion), provided that Borrower may make any such notice conditional upon the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests.
NOTICE PERIODS

Notice	Number of Business Days Prior
Termination or reduction of Commitments	3
Optional prepayment of, or conversions into, ABR Loans	1
Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, LIBOR Loans	3
Borrowing of ABR Loans	same day

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such Notice of Borrowing, conversion, continuation or prepayment shall specify the Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan. In the event that Borrower has elected to borrow or convert Loans into LIBOR Loans but fails to select the duration of any Interest Period for any LIBOR Loans within the time period and otherwise as provided in this Section 4.05, such LIBOR Loan shall have an Interest Period of one month.
SECTION 4.06.    Non-Receipt of Funds by Administrative Agent.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to ABR Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
SECTION 4.07.    Right of Setoff, Sharing of Payments; Etc.
(a)    If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), subject to obtaining the prior written consent of the Administrative Agent to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.
(b)    Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.10(b), Section 2.11, Article V or Section 13.04 or as otherwise specifically provided herein or in the Fee Letter) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower consents to the foregoing arrangements.
(c)    Borrower agrees that any Lender so purchasing such participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)    Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.
(e)    Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders and (ii) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
ARTICLE V.

YIELD PROTECTION, ETC.
SECTION 5.01.    Additional Costs.
(a)    If any Change in Law shall:
(i)    subject any Lender to any Taxes with respect to this Agreement, any Note or any Lender’s participation therein, any Loan made by it (except for (1) any reserve requirement reflected in the LIBO Rate, (2) Covered Taxes and (3) Excluded Taxes);
(ii)    impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or participation therein;
and the result of any of the foregoing is to materially increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans (or of maintaining its obligation to make any LIBOR Loans), then, in any such case, Borrower shall, within 10 days of written demand therefor, pay such Lender any additional amounts necessary to compensate such Lender for such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.
(b)    A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender, through Administrative Agent, to Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.
(c)    In the event that any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender or Borrower (with a copy to Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 5.02.    Inability To Determine Interest Rate. If prior to the first day of any Interest Period: (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for such Interest Period or (b) Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market or (c) the Required Lenders determine that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), Administrative Agent shall give electronic mail or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereof. If such notice is given, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by Administrative Agent (which the Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further LIBOR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, LIBOR Loans.
Notwithstanding the foregoing, if there are Impacted Loans as provided above, the Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans (to the extent Borrower does not elect to maintain such Impacted Loans as ABR Loans) until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans (which the Administrative Agent agrees to do if the circumstances giving rise to Impacted Loans cease to exist), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and Borrower written notice thereof.
SECTION 5.03.    Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).
SECTION 5.04.    Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Loans or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender’s

LIBOR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its ABR Loans; and
(ii)    all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as ABR Loans.
If such Lender gives notice to Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
SECTION 5.05.    Compensation.
(a)    Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.
(b)    For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBO Base Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent and Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.
SECTION 5.06.    Net Payments.
(a)    Except as provided in this Section 5.06(a), all payments made by or on account of any obligation of any Credit Party hereunder or under any Note, Guarantee or other Credit Document will be made without setoff, counterclaim or other defense. Except as required by law, all such payments will be made free and clear of, and without deduction or withholding for, any Taxes (including Taxes imposed or asserted on amounts payable under this Section 5.06). If, however, applicable laws require any withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent. The applicable withholding agent shall timely pay the amount of any Taxes deducted or withheld in respect of a payment made by a

Credit Party hereunder or under any note, Guarantee or other Credit Document to the relevant Governmental Authority in accordance with applicable law. If any Credit Party is the applicable withholding agent, Borrower shall furnish to Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law documentation reasonably satisfactory to the Administrative Agent evidencing such payment by the applicable Credit Party. If any Covered Taxes are so deducted or withheld by any applicable withholding agent, then the applicable Credit Party agrees to increase the sum payable by such Credit Party so that, after such deduction or withholding (including such deduction or withholding on account of Covered Taxes applicable to additional sums payable under this Section 5.06) the amount received by each Lender or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent, will not be less than the amount such recipient would have received had no such withholding or deduction been made. The Credit Parties agree to jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and reimburse any of them upon written request, for the amount of any Covered Taxes that are levied or imposed and paid by such indemnitee (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any reasonable expenses arising therefrom in each case, whether or not such Covered Taxes were correctly or legally imposed, other than any interest or penalties that are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the indemnitee’s gross negligence or willful misconduct. Such written request shall include a certificate setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(b)(ii), (c), and (d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding anything to the contrary in this Section 5.06(b), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.
(ii)    Any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. Any Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed original copies of whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an applicable income tax treaty; (2) IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no interest payments in connection with any Credit Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) IRS Form W-8BEN or W-8BEN-E; or (4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S.

Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner. Any Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(a)    On the Closing Date, the Administrative Agent shall provide Borrower with two executed original copies of IRS Form W-8IMY (or any applicable successor forms) properly completed and duly executed to treat the Administrative Agent as a U.S. person (as described in U.S. Treasury Regulations Section 1.1441-1(e)(3)(v)) or IRS Form W-9.
(b)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.
(c)    In addition, Borrower agrees to timely pay any present or future stamp, documentary, recording, intangible, filing or similar Taxes which arise from any payment made hereunder or under any other Credit Document or from the execution, delivery, filing, performance, enforcement, recordation or registration of, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(a) at the request of Borrower) if such Tax is imposed as a result of a present or former connection of the transferor or transferee with the jurisdiction imposing such Tax (other than connections arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document) (hereinafter referred to as “Other Taxes”).
(d)    Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or in the opinion of such Lender, materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.
(e)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.06 (including by the payment of additional amounts pursuant to this Section 5.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
ARTICLE VI.

GUARANTEES
SECTION 6.01.    The Guarantees. Each (a) Guarantor, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to the Administrative Agent and each Lender and their respective successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and (b) Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to the Administrative Agent and each Lender and their respective successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) of all other Obligations from time to time owing to the Administrative Agent and the Lenders by any other Credit Party under any Credit Document, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that the Guaranteed Obligations of Borrower shall be limited to those referred to in clause (b) above)). Each Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 6.02.    Obligations Unconditional. The obligations of the Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iii)    the release of any other Credit Party pursuant to Section 6.08;

(iv)    any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;
(v)    any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;
(vi)    any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;
(vii)    the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;
(viii)    any exercise of remedies with respect to any security for the Guaranteed Obligations at such time and in such order and in such manner as the Administrative Agent and the Lenders may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Credit Party would otherwise have; or
(ix)    any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party as a guarantor of the Guaranteed Obligations, or of such Credit Party under the guarantee contained in this Article 6 or of any security interest granted by any Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.
The Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Agent or Lender thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Agent or Lender thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Credit Parties, the Agents and the Lenders shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Agents and the Lenders, and the obligations and liabilities of the Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Agents, the Lenders or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Agents and the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.
SECTION 6.03.    Reinstatement. The obligations of the Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Credit Parties jointly and severally agree that they will indemnify each Agent and Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Agent or Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Agent or Lender.
SECTION 6.04.    Subrogation; Subordination. Each Credit Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Credit Party by reason of any payment by such Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior payment in full in cash of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Credit Party until the Obligations shall have been paid in full in cash. If an Event of Default has occurred and is continuing, and any amounts are paid to the Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Agents and the Lenders and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Credit Party under the other provisions of the guaranty contained herein.
SECTION 6.05.    Remedies. The Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the other Credit Parties for purposes of Section 6.01.
SECTION 6.06.    Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 6.07.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Credit Party, any Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 6.08.    Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, the Equity Interests of any Guarantor are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary, such Transferred Guarantor, upon the consummation of such sale or transfer, shall be automatically released from its obligations under this Agreement (including under Section 13.03 hereof) and the other Credit Documents.
SECTION 6.09.    [reserved].
SECTION 6.10.     Right of Contribution. Each Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment. Each Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Credit Party to the Agents and the Lenders, and each Credit Party shall remain liable to the Agents and the Lenders for the full amount guaranteed by such Credit Party hereunder. “Fair Share” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations. “Fair Share Shortfall” means, with respect to a Credit Party as of any date of determination, the excess, if any, of the Fair Share of such Credit Party over the Aggregate Payments of such Credit Party. “Adjusted Maximum Amount” means, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party. “Aggregate Payments” means, with respect to a Credit Party as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Credit party in respect of this Article VI (including in respect of this Section 6.10) minus (ii) the aggregate amount of all payments received on or before such date by such Credit Party from the other Credit Parties as contributions under this Section 6.10. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.
ARTICLE VII.

CONDITIONS PRECEDENT
SECTION 7.01.    Conditions to Initial Extensions of Credit.
The obligations of Lenders to enter into this Agreement on the Closing Date and make the initial extension of Loans hereunder are subject to the satisfaction of the following:
(a)    Corporate Documents. Administrative Agent shall have received copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of each such Credit Party (or the member or manager or general partner of such Credit Party, as applicable).
(b)    Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.01(l) (giving effect to the provisions contained therein) have been satisfied.
(c)    Opinions of Counsel. Administrative Agent shall have received the following opinions, each of which shall be addressed to the Administrative Agent and the Lenders, dated the Closing Date and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i)    an opinion of Latham & Watkins LLP, special New York counsel to the Credit Parties; and
(ii)    an opinion of Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel to the Credit Parties.
(d)    Notes. Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.
(e)    Credit Agreement. Administrative Agent shall have received this Agreement (a) executed and delivered by a duly authorized officer of each Credit Party and (b) executed and delivered by a duly authorized officer of each Person that is a Lender on the Closing Date.
(f)    Credit Documents in Full Force and Effect. The Credit Documents required to be executed and delivered on or prior to the Closing Date shall be in full force and effect.
(g)    Consummation of Transactions. The Transactions shall have been consummated and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U and Regulation X) and all applicable Gaming Approvals and other applicable regulatory approvals.
(h)    Solvency. Administrative Agent shall have received a certificate in the form of Exhibit E from a Responsible Officer of Borrower with respect to the Solvency of Borrower (on a consolidated basis with its Restricted Subsidiaries), immediately after giving effect to the consummation of the Transactions.
(i)    Payment of Fees and Expenses. To the extent invoiced at least three (3) Business Days prior to the closing date, all reasonable costs, fees, expenses of Administrative Agent, Lead Arranger and (in the case of fees only) the Lenders required to be paid by this Agreement, the Fee Letter or as otherwise agreed by Borrower, in each case, payable to Administrative Agent, Lead Arranger and/or Lenders in respect of the Transactions, shall have been paid to the extent due.
(j)    Patriot Act. On or prior to the Closing Date, Administrative Agent shall have received at least three (3) days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by Administrative Agent that Administrative Agent reasonably determines is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
(k)    Financials. Borrower has delivered to the Administrative Agent or made publically available the audited consolidated balance sheets of Borrower as of December 31, 2015, 2016 and 2017, and the related statements of earnings, changes in stockholders’ equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants.
(l)    Representations and Warranties True. Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof each of the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date).
(m)    Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly completed and complying with Section 4.05.
(n)    Escrow Account.    On the Closing Date, the proceeds of the Loans shall have been deposited into the Escrow Account in accordance with the terms of the Escrow Agreement.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to Administrative Agent and Lenders that, at and as of the Closing Date, in each case immediately before and immediately after giving effect to the transactions to occur on such date (provided, that such representations and warranties made on the Closing Date shall be made giving effect to the Transactions):
SECTION 8.01.    Corporate Existence; Compliance with Law.
(a)    Borrower and each Restricted Subsidiary (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b)(i) has all requisite corporate or other power and authority, and (ii) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (b)(ii) and (c) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
(b)    Neither Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

SECTION 8.02.    Material Adverse Effect. Since December 31, 2017, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
SECTION 8.03.    Litigation. There is no Proceeding (other than any (a) qui tam Proceeding, to which this Section 8.03 is limited to knowledge of any Responsible Officer of Borrower, and (b) normal overseeing reviews of the Gaming Authorities) pending against, or to the knowledge of any Responsible Officer of Borrower, threatened in writing against, Borrower or any of its Restricted Subsidiaries before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.
SECTION 8.04.    No Breach; No Default.
(a)    None of the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) subject to Section 13.13, any applicable Requirement of Law (including, without limitation, any Gaming Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien securing Indebtedness (except for Permitted Liens) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default or Event of Default has occurred and is continuing.
SECTION 8.05.    Action. Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 8.06.    Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Borrower or any Restricted Subsidiary of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) the delivery of executed copies of this Agreement and the Notes executed on the Closing Date to the relevant Gaming Authorities, (iii) satisfaction of or waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify, (iv) prior approval of the Transactions by the Gaming Authorities, which approval, to the extent necessary, has been obtained on or prior to the Closing Date, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, and (vi) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13).
SECTION 8.07.    ERISA and Employee Benefit Plan Matters. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Each ERISA Entity is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Entity has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
SECTION 8.08.    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax returns, statements, reports and forms required to be filed with any Governmental Authority by, or with respect to, Borrower and each of its Restricted Subsidiaries have been timely filed (taking into account any applicable extensions) in accordance with all applicable laws; (ii) Borrower and each of its Restricted Subsidiaries has timely paid or made provision for payment of all Taxes shown as due and payable on such returns that have been so filed or that are otherwise due and payable, including in its capacity as a withholding agent (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP; and (iii) Borrower and each of its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all Taxes payable by Borrower or such Restricted Subsidiary that are not yet due and payable. Neither Borrower nor any of its Restricted Subsidiaries has received written notice of any proposed or pending Tax assessment, audit or deficiency against Borrower or such Restricted Subsidiary that would in the aggregate reasonably be expected to have a Material Adverse Effect.
SECTION 8.09.    Investment Company Act. Neither Borrower nor any Guarantor is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.
SECTION 8.10.    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of Borrower and its Restricted Subsidiaries and each of their businesses, operations and Real Property is in material compliance with, and each has no liability under, any Environmental Law; (ii) each of Borrower and its Restricted Subsidiaries has obtained all Permits material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in liability to Borrower or any of its Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of Borrower or any of its Restricted Subsidiaries, threatened, against Borrower or any of its Restricted Subsidiaries or, relating to real property currently or formerly owned, leased or operated by Borrower or any of its Restricted Subsidiaries or relating to the operations of Borrower or its Restricted Subsidiaries; and (v) no circumstances exist that would reasonably be expected to form the basis of an Environmental Action against Borrower or any of its Restricted Subsidiaries, or any of their Real Property, facilities or assets.
SECTION 8.11.    Use of Proceeds.
(a)    Borrower will use the proceeds of Loans made on the Closing Date solely to finance the Transactions.
(b)    Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.
SECTION 8.12.    [Intentionally Omitted].
SECTION 8.13.    Ownership of Property; Liens. (a) Borrower and each of its Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property) leasehold interest in (or subleasehold interest in or other right to occupy), all assets and Property (tangible and intangible) owned or occupied by it except where the failure to have such title would not reasonably be expected to result in a Material Adverse Effect and (b) all such assets and Property are subject to no Liens securing Indebtedness other than Permitted Liens. All of the assets and Property owned by, leased to or used by Borrower and each of its Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.
SECTION 8.14.    Intentionally omitted.
SECTION 8.15.    Licenses and Permits. Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as presently conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
SECTION 8.16.    Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to Administrative Agent or any Lender (collectively, the “Information”) in connection with this Agreement and the other Credit Documents or included or delivered pursuant thereto, but in each case excluding all projections and general industry or economic data, whether prior to or after the date of this Agreement, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information furnished at any time by any Credit Party to Administrative Agent or any Lender (the “Projections”) pursuant to this Agreement have been prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.
SECTION 8.17.    Solvency. As of the Closing Date, immediately prior to and immediately following the consummation of the Transactions and the extensions of credit to occur on the Closing Date, Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).
SECTION 8.18.    Intellectual Property. Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no claim is pending or, to the knowledge of any Responsible Officer of Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by Borrower or any of its Restricted Subsidiaries or which Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.19.    Intentionally omitted.
SECTION 8.20.    Insurance. Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms.
SECTION 8.21.    Intentionally omitted.
SECTION 8.22.    Anti-Terrorism Law.
(a)    No Credit Party and, to the knowledge of any Responsible Officer of Borrower, none of its Affiliates, or any broker or other agent of any Credit Party acting in any capacity in connection with the Loans, is in violation in any material respect of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).
(b)    No Credit Party and, to the knowledge of any Responsible Officer of Borrower, no Affiliate, officer, director, employee or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)    a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, or that is owned 50% or more by any such Persons; or
(vi)    a Person that is located, organized or resident in a Designated Jurisdiction.
SECTION 8.23.    Anti-Corruption Laws/Bribery. Neither Borrower, nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of Borrower, none of its Affiliates, directors, brokers or agents acting in any capacity in connection with the Loans, is in violation in any material respect of any Requirement of Law relating to any anti-bribery or anti-corruption laws or regulations in any applicable jurisdiction.
SECTION 8.24.    Labor Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Borrower, threatened and (b) the hours worked by and payments made to employees of Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.
ARTICLE IX.

AFFIRMATIVE COVENANTS
Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with Administrative Agent and Lenders that until the Obligations have been Paid in Full, (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary):
SECTION 9.01.    Existence; Business Properties.
(a)    Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)    Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful to its business.
SECTION 9.02.    Insurance. Borrower and its Restricted Subsidiaries shall maintain with insurers of recognized financial responsibility (determined at the time such insurance is obtained) not Affiliates of Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where Borrower or the applicable Restricted Subsidiary operates; and furnish to Administrative Agent, upon written request, information as to the insurance carried.
SECTION 9.03.    Taxes. Borrower and each of its Restricted Subsidiaries shall timely file all Tax returns, statements, reports and forms required to be filed by it and pay and discharge before the same shall become delinquent all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent; provided, however, that (a) such payment and discharge shall not be required with respect to any such Taxes so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) such filing or payment and discharge shall not be required in the event the failure to file or make payment and discharge would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 9.04.    Financial Statements, Etc. Borrower shall deliver to Administrative Agent for distribution by Administrative Agent to the Lenders (unless a Lender expressly declines in writing to accept):
(a)    Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year beginning with the fiscal quarter ending March 30, 2018, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Consolidated Companies as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of operations, cash flows and stockholders’ equity for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and except for the absence of footnotes);
(b)    Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2018, consolidated statements of operations, cash flows and stockholders’ equity of Consolidated Companies for such year and the related consolidated balance sheet of Consolidated Companies as at the end of such year, setting forth in each case in comparative form the corresponding information as of the end of and for the preceding fiscal year to the extent such financial statements are available, and, in the case of such consolidated financial statements, accompanied by an opinion, without a going concern or similar qualification or exception as to scope (other than any going concern or similar qualification or exception related to the maturity or refinancing of Indebtedness or prospective compliance with financial maintenance covenants set forth in any agreement or instrument evidencing Indebtedness), thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Consolidated Companies as at the end of, and for, such fiscal year in conformity with GAAP, consistently applied (except as noted therein);
(c)    Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;
(d)    Environmental Matters. Written notice of any claim, release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(e)    Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(f)    ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and
(g)    Miscellaneous. Promptly, such financial information, reports, documents and other information with respect to Borrower or any of its Restricted Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request;
provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.
Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such reports and/or documents, or provides a link thereto on Borrower’s website on the Internet at the website address specified below Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that: Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents.
Borrower hereby acknowledges that (a)  Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
SECTION 9.05.    Maintaining Records. Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made.
SECTION 9.06.    Use of Proceeds; FCPA. Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11. No part of the proceeds of the Loans will be used by Borrower, directly or indirectly, and Borrower will not lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, in any case for the purpose of (i) any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable law related to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) funding, financing or facilitating any activities, transaction or business of or with any Person, or in any country or territory, that, at the time of such funding, is, subject to Sanctions or in any Designated Jurisdiction, or (iii) any other use that would result in a violation of Sanctions by any Person (including any Person participating in the Loans hereunder, whether as underwriter, advisor, investor, or otherwise). Borrower will maintain in effect and enforce policies and procedures designed to monitor compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and laws related to bribery and anti-corruption.
SECTION 9.07.    Limitation on Designation of Immaterial Subsidiaries.
(a)    If for any reason the aggregate fair market value of the assets of all the Immaterial Subsidiaries exceeds the Immaterial Subsidiary Threshold Amount, then, promptly after the occurrence of such event that causes the aggregate fair market value of all Immaterial Subsidiaries to exceed the Immaterial Subsidiary Threshold Amount, Borrower shall designate (an “Excluded Designation”) one or more Immaterial Subsidiaries as no longer constituting Immaterial Subsidiaries for all purposes of this Agreement (an “Excluded Immaterial Subsidiary”) as may be necessary to ensure that the Immaterial Subsidiary Threshold is satisfied. Borrower may redesignate (a “Redesignation”) an Excluded Immaterial Subsidiary as constituting an Immaterial Subsidiary for purposes of this Agreement so long as such redesignated Excluded Immaterial Subsidiary is in compliance with the requirements of the definition of Immaterial Subsidiary and such Redesignation does not cause or otherwise result in the aggregate fair market value of the assets of all Immaterial Subsidiaries (after giving effect to the Redesignation of the Excluded Immaterial Subsidiary as an Immaterial Subsidiary) to exceed the Immaterial Subsidiary Threshold Amount. For purposes of this Section 9.07(a), fair market value shall be determined as of the most recent Calculation Date.
(b)    Any such Excluded Designation or Redesignation must be evidenced by an Officer’s Certificate of Borrower delivered to Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.07(a).
SECTION 9.08.    Syndication Assistance.
(a)     Promptly upon the occurrence of the Closing Date, Borrower shall use its commercially reasonable efforts to assist the Lead Arranger in completing a syndication that is reasonably satisfactory to the Lead Arranger and Borrower until the earlier of (x) 30 days after the Closing Date and (y) the date on which a Successful Syndication is achieved (such earlier date, the “Syndication Date”). Such assistance shall include Borrower using commercially reasonable efforts in (i) providing and causing Borrower’s advisors to provide the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete syndication (which, for the avoidance of doubt, shall not include any projections or forward-looking information other than such as been provided prior to March 9, 2018); (ii) assisting in the preparation of a customary information memorandum that is reasonably satisfactory to the Lead Arranger and Borrower and other customary materials to be used in connection with the syndication of the Loans; (iii) using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit from Borrower’s existing lending and banking relationships and (iv) otherwise assisting the Lead Arranger in its syndication efforts, including by making Borrower’s senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders at times and locations to be mutually agreed upon.
(b)    Borrower hereby agrees that if at any time prior to the Syndication Date, any of the representations set forth in Section 8.16 would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then Borrower shall promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations will be correct in all material respects at such time.

ARTICLE X.

NEGATIVE COVENANTS
Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Administrative Agent and Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary); provided that notwithstanding anything to the contrary contained in this Article X or in any other provision in any Credit Document, the negative covenants contained in this Article X shall not be applicable to any Company that is subject to a Specified Debt Agreement to the extent more restrictive than the negative covenants applicable to such Company contained in such Specified Debt Agreement:
SECTION 10.01.     Limitation on Sale and Leaseback Transactions. Other than as provided below under Section 10.03, neither Borrower nor any Restricted Subsidiary shall enter into any Sale and Leaseback Transaction unless either:
(a)    Borrower or such Restricted Subsidiary would be entitled, pursuant to the provisions described in Section 10.02, to assume or suffer to exist a Lien on the property to be leased; or
(b)    an amount equal to the greater of the net cash proceeds of such sale or the fair market value of such property (in the good faith opinion of the Board of Directors of Borrower) is applied within 120 days to the retirement or other discharge of Indebtedness of Borrower or the Restricted Subsidiaries.
SECTION 10.02.    Liens Securing Indebtedness. Other than as provided below under Section 10.03, neither Borrower nor any Restricted Subsidiary may issue, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or on any evidences of Indebtedness or Equity Interests of any Subsidiaries (regardless of whether the Principal Property, Indebtedness or Equity Interests were acquired before or after the date of the Closing Date) except that this restriction will not apply to (the following, “Permitted Liens”):
(a)    Liens existing on the Closing Date and Liens permitted under any Subject Debt Agreement;
(b)    Liens affecting property of a Person existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with Borrower or Restricted Subsidiary (provided that such Liens are not incurred in connection with, or in contemplation of, such entity becoming a Restricted Subsidiary or such merger or consolidation and do not extend to or cover property of Borrower or a Restricted Party other than property of the entity so acquired);
(c)    Liens (including purchase money Liens) existing at the time of acquisition thereof on property acquired after the date hereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price of property acquired after the date hereof (provided that such Liens do not extend to or cover any property of Borrower or a Restricted Subsidiary other than the property so acquired);
(d)    Liens on any property acquired, developed, constructed or otherwise improved by any Restricted Subsidiary (including liens on the Equity Interests of any Restricted Subsidiary and substantially all assets of such Restricted Subsidiary, in each case to the extent such property constitutes substantially all of the business of such Restricted Subsidiary) to secure or provide for the payment of any part of the purchase price of the property or the cost of the development, construction or improvement thereof (including architectural, engineering, financing, consultant, advisor and legal fees, preopening costs and gaming licensing fees), or any Indebtedness incurred to provide funds for such purposes, or any Lien on any such property existing at the time of acquisition thereof;
(e)    Liens which secure Indebtedness of Borrower or a Restricted Subsidiary to a Restricted Subsidiary or which secure Indebtedness of a Restricted Subsidiary to Borrower;

(f)    Liens on the Equity Interests of any Restricted Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;
(g)    Liens to government entities, including pollution control or industrial revenue bond financing;
(h)    Liens required by any contract or statute in order to permit Borrower or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity;
(i)    mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;
(j)    Liens for taxes or assessments and similar charges;
(k)    Restrictions (including zoning restrictions), easements, encroachments, rights-of-way, licenses, covenants, conditions, reservations, restrictions on the use of real property, similar charges or encumbrances and certain other minor irregularities of title;
(l)    Liens arising out of judgments or awards not resulting in an Event of Default;
(m)    any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (a) through (f) and (k);
(n)    Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or such Restricted Subsidiary in the ordinary course of business;
(p)    in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of Borrower or any of its Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed as of the time of incurrence $75.0 million in the aggregate;
(q)    Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness;
(r)    [reserved];
(s)    Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof; and
(t)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Borrower or any Subsidiary in the ordinary course of business.
For purposes of determining compliance with this Section 10.02, a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 10.02(a) through (t) but may be permitted in part under any combination thereof. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 10.03.    Exempted Liens and Sale Lease Back Transactions. Notwithstanding the restrictions set forth in Section 10.01 or Section 10.02, Borrower or a Restricted Subsidiary may enter into Sale and Leaseback Transactions or create, assume or suffer to exist Liens not otherwise permitted in Section 10.01 or Section 10.02, respectively, provided that at the time of such event, and after giving effect thereto, the sum of outstanding Indebtedness secured by such Liens (not including Liens permitted under Section 10.02) plus all Attributable Debt in respect of such Sale and Leaseback Transactions entered into (not including Sale and Leaseback Transactions permitted under Section 10.01), measured, in each case, at the time any such Lien is incurred or any such Sale and Leaseback Transaction is entered into, by Borrower and the Restricted Subsidiaries does not exceed 20% of Total Assets and Liens securing Indebtedness in excess of such amount to the extent such Lien is incurred in connection with an extension, renewal, replacement or refinancing of Indebtedness (not to exceed the principal amount of such extended, renewed, replaced or refinanced Indebtedness plus fees, expenses and premium payable thereon) secured by a Lien incurred pursuant to the provisions of this Section 10.03 or any previous extension, renewal, replacement or refinancing of any such Indebtedness (which extended, renewed, replaced or refinanced Indebtedness shall, for the avoidance of doubt, thereafter be included in the calculation of such amount).
SECTION 10.04.    Reserved.
SECTION 10.05.    Mergers, Consolidations and Sales of Assets. Neither Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of all or substantially all of its business, property or assets, except for:
(a)    Capital Expenditures by Borrower and the Restricted Subsidiaries;
(b)    Sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer useful in the business of Borrower by Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect;
(c)    Asset Sales by Borrower or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom, (ii) Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens securing Indebtedness at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $75.0 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);
(d)    Liens permitted by Section 10.02, Investments permitted pursuant to any Specified Debt Agreement and Restricted Payments may be made to the extent permitted by Section 10.06;
(e)    Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f)    Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property;
(g)    licenses and sublicenses by Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business shall be permitted;
(h)    (A) Borrower or any Restricted Subsidiary may transfer or lease property to or acquire or lease property from Borrower or any Restricted Subsidiary; (B) any Restricted Subsidiary may merge or consolidate with or into Borrower (as long as Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Borrower or any other Restricted Subsidiary or any other owner of equity interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05);
(i)    voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;
(j)    conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;
(k)    any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;
(l)    Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;
(m)    Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(n)    selling, factoring or discounting of accounts receivable (including defaulted receivables) in the ordinary course of business;
(o)    any merger, consolidation or amalgamation in order to effect a Permitted Acquisition;
(p)    any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and
(q)    any transfer of Equity Interests of any Restricted Subsidiary or any Gaming Facility in connection with the occurrence of a Trigger Event.
SECTION 10.06.    Restricted Payments. Neither Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication, (a) [intentionally omitted], (b) any Restricted Subsidiary of Borrower may declare and make Restricted Payments to Borrower or any Wholly Owned Subsidiary of Borrower which is a Restricted Subsidiary, (c) any Restricted Subsidiary of Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof), (d) Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.05 and make Investments permitted pursuant to any Specified Debt Agreement, (e) Borrower and its Restricted Subsidiaries

may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof, (f)  Borrower may repurchase (or make Restricted Payments in respect thereof) common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement, (g) Borrower and its Restricted Subsidiaries may (i) repurchase (or make Restricted Payments in respect thereof) Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of (or make Restricted Payments in respect thereof) withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests, (h) Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law, (i) Borrower may make Restricted Payments in an aggregate amount not to exceed $400.0 million, (j) to the extent constituting Restricted Payments, Borrower may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt and (k) Borrower may make payments then due and payable under the Tax Indemnification Agreement, as in effect on the date of this Agreement.
SECTION 10.07.    Transactions with Affiliates. Neither Borrower nor any of its Restricted Subsidiaries shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Borrower or any Restricted Subsidiary) involving aggregate consideration in excess of $25.0 million unless such transaction (a) is required under this Agreement, or (b) is upon fair and reasonable terms no less favorable to Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (such arms’ length standard being deemed to have been satisfied if such transaction is approved by a majority of the Disinterested Directors of Borrower); provided, however, that notwithstanding the foregoing, Borrower and its Restricted Subsidiaries (i) may enter into indemnification and employment agreements and arrangements with directors, officers and employees (including for the provision of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans), subscription agreements or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with directors, officers and employees and any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees and, in each case any reasonable transactions pursuant thereto, (ii) may make Restricted Payments permitted hereunder and incur Indebtedness permitted pursuant to any Specified Debt Agreement, (iii) may enter into transactions with Unaffiliated Joint Ventures and Wholly Owned Subsidiaries of Unaffiliated Joint Ventures, in each case, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs and, so long as in the ordinary course of business, the purchase or sale of goods, equipment, products, parts and services, (iv) may issue, sell or transfer Equity Interests of Borrower to any parent entity, including in connection with capital contributions by such parent entity to Borrower or any Subsidiary; (v) may enter into transactions undertaken for the purpose of improving the consolidated tax efficiency of Borrower and/or the Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to Borrower and the Subsidiaries (as determined by Borrower in good faith); (vi) may enter into any transaction subject to Section 13.05; (vii) may make Investments permitted pursuant to any Specified Debt Agreement and Investments by Borrower and Restricted Subsidiaries in Subsidiaries that are not Restricted Subsidiaries and (viii) may enter into any transactions described in the Tax Indemnification Agreement or on Schedule 10.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by Borrower in good faith).

ARTICLE XI.

EVENTS OF DEFAULT
SECTION 11.01.    Events of Default. Subject to the last paragraph of this Section 11.01, if one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
(a)    any representation or warranty made or deemed made by or on behalf of Borrower or any other Credit Party pursuant to any Credit Document or the borrowings hereunder, or any representation, warranty or statement of fact made or deemed made by or on behalf of Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished; provided that with respect to any representation or warranty made on the Closing Date other than the Specified Representations, the foregoing shall not constitute an Event of Default unless such default shall not have been waived and continue unremedied for a period of thirty (30) days after the Closing Date;
(b)    default shall be made in the payment of (i) any principal of any Loan when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;
(c)    default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to Borrower only), 9.04(c), 9.06 or in Article X;
(e)    default shall be made in the due observance or performance by Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days (or 60 days if such default results solely from an Immaterial Subsidiary’s or a Foreign Subsidiary’s failure to observe or perform any such covenant, condition or agreement) after written notice thereof from Administrative Agent to Borrower;
(f)    Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this paragraph (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $50.0 million at any one time;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary); or (iii) the winding-up or liquidation of Borrower or of its Restricted Subsidiaries (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);
(i)    one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (to the extent not covered by third party insurance) shall be rendered against Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
(j)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;
(k)    any Guarantee shall cease to be in full force and effect or any of the Guarantors repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Section 10.05);
(l)    any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document; or
(m)    there shall have occurred a Change of Control;
then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to Borrower), and at any time thereafter during the continuance of such event, Administrative Agent, at the request of the Required Lenders, shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity; and in any event described in Section 11.01(g) or 11.01(h) above with respect to Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.
Notwithstanding anything to the contrary contained in this Section 11.01 or in any other provision in any Credit Document, in the case of any Company that is subject to a Specified Debt Agreement, no event associated with or related to such Company shall be a Default or Event of Default hereunder unless such event shall also constitute a “Default” or “Event of Default”, respectively, under such Specified Debt Agreement.
SECTION 11.02.    Application of Proceeds. The proceeds received by Administrative Agent after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by Administrative Agent pursuant to this Agreement, promptly by Administrative Agent as follows:
(a)    First, to the payment of all reasonable costs and expenses, fees, commissions and Taxes of such collection or realization including compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith and all amounts for which Administrative Agent is entitled to indemnification pursuant to the provisions of any Credit Document;
(b)    Second, without duplication of amounts applied pursuant to clause (a) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing; and
(c)    Third, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (b) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE XII.

AGENTS
SECTION 12.01.    Appointment. Each of the Lenders hereby irrevocably appoints DB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including pursuant to regulatory requirements of any Gaming Authority consistent with the intents and purposes of this Agreement and the other Credit Documents. Each of the Lenders hereby irrevocably authorize each of the Agents (other than the Administrative Agent) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01 and Section 12.06. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 12.02.    Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 12.03.    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:
(a)    shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by Borrower or a Lender.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the creation, perfection or priority of any lien purported to be created by the Escrow Agreement or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
The Administrative Agent shall not be responsible for, and shall not incur any liability with respect to, determining whether any assignee or potential assignee of the Loans or Commitments hereunder is a Disqualified Lender. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.
SECTION 12.04.    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 12.05.    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
SECTION 12.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of their resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (iii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
SECTION 12.07.    Nonreliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 12.08.    Indemnification. The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) resulting primarily from the gross negligence, or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) relating to or arising out of the Fee Letter. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.08 shall survive the payment of all Obligations.
SECTION 12.09.    No Other Duties. Anything herein to the contrary notwithstanding, none of the Administrative Agent or the Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
SECTION 12.10.    Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
SECTION 12.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and the Lenders and their respective agents and counsel and all other amounts due the Agents and the Lenders under Sections 2.05 and 13.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the other Agents and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 13.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Agent or any Lender to any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Agent or any Lender to authorize the Administrative Agent to vote in respect of the claim of any Agent or any Lender in any such proceeding.
SECTION 12.12.    Intentionally omitted.
SECTION 12.13.    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 5.06, each Lender shall, indemnify the relevant Administrative Agent (to the extent that Administrative Agent has not already been reimbursed by the Credit Parties and without limiting or expanding the obligation of the Credit Parties to do so), and shall make payable in respect thereof within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement against any amount due Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.
SECTION 12.14.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that:
(i)    none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.
(c)    The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE XIII.

MISCELLANEOUS
SECTION 13.01.    Waiver. No failure on the part of Administrative Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
SECTION 13.02.    Notices.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Credit Party and any Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof or, in the case of any assignee Lender, the applicable Assignment Agreement.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b) below, shall be effective as provided in such Section 13.02(b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each Credit Party and each Agent may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.
(d)    Reliance by Agents and Lenders. Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent and each of the parties hereto hereby consents to such recording.
(e)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided however, that in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
SECTION 13.03.    Expenses, Indemnification, Etc.
(a)    The Credit Parties, jointly and severally, agree to pay or reimburse:
(i)    Agents for all of their reasonable and documented out-of-pocket costs and expenses (including, but limited to in the case of counsel, the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative Agent and one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents and any “ClearPar” costs and expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension and syndication of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;
(ii)    each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable fees, expenses and disbursements of one primary legal counsel for Lenders and Agents selected by Administrative

Agent and of one local counsel in each applicable jurisdiction reasonably deemed necessary by Agents) (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Agents and Lenders)) in connection with (1) any enforcement or collection proceedings resulting from any Event of Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document and (3) the enforcement of this Section 13.03; and
(iii)    Administrative Agent for all reasonable and documented costs, expenses, assessments and other charges (including reasonable fees and disbursements of one counsel in each applicable jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.
Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of Borrower from time to time, will advise Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by Borrower under this Section 13.03(a).
(b)    The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08, but excluding (i) any such Losses relating to matters referred to in Sections 5.01 or 5.06 (which shall be the sole remedy in respect of matters referred to therein), (ii) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (iii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company (other than any claims against Administrative Agent or any other agent or bookrunner named on the cover page hereto, in each case, acting in such capacities or fulfilling such roles). For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.
Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to the parties’ relationship under the Credit Documents or to any Company’s (or such predecessor-in-interest’s) (A) ownership, operation, lease or use of such site or facility or (B) any aspect of the respective business or operations of such parties, and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall occur during any period when any Agent or Lender shall be in possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.
To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.
To the fullest extent permitted by applicable law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Borrower shall not be liable for any settlement effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a final judgment in any such proceedings, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 13.03(b).
SECTION 13.04.    Amendments and Waiver.
(a)    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (vi) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):
(i)    extend the date for any scheduled payment of principal on any Loan or Note or extend the termination date of any of the Commitments, increase any Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);
(ii)    release all or substantially all of the Guarantors from the Guarantees, without the consent of each Lender;

(iii)    amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, or (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the consent of each Lender;
(iv)    reduce the percentage specified in the definition of Required Lenders or otherwise amend the definition of Required Lenders without the consent of each Lender; or
(v)    amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly affected thereby;
provided, further, that no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), or (B) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent; provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application of any portion of such prepayment which is still required to be made is not altered. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding the foregoing, the Fee Letter may only be amended or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.
(b)    If, in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either:
(A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender, (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender), and (B) all accrued, but theretofore unpaid, fees and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower were prepaying a LIBOR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days after Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or
(B) terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender, in either case, upon three (3) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent at the Principal Office (which notice Administrative Agent shall promptly transmit to each of the Lenders). Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05). Immediately upon any repayment of Loans by Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by Borrower) for all purposes of this Agreement and all other Credit Documents (provided, that such purchases and cancellations shall not constitute prepayments or repayments of the Loans for any purpose hereunder), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; provided, however, that, unless the Commitments which are terminated and Loans which are repaid pursuant to this clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must consent thereto), then, in the case of any action pursuant to this clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto;
provided, that Borrower shall not have the right to replace a Lender, or terminate the Commitments of or repay the Loans of a Lender under this Section 13.04(b), solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clauses (A) and (B) of the second proviso to Section 13.04(a).
(c)    [intentionally omitted].
(d)    [intentionally omitted].
(e)    Notwithstanding anything to the contrary herein, (i) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error, or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws and (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders. Notwithstanding anything to the contrary herein, additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including sharing of prepayments).

SECTION 13.05.    Benefit of Agreement; Assignments; Participations.
(a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Disqualified Lender (unless consented to by Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the date for any scheduled payment on, or the final scheduled maturity of, any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments or of a mandatory prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), or (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Credit Document to which it is a party. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Subject to the last sentence of this paragraph (a), Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01, and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(b), (c) and (d) (it being understood that the documentation required under Section 5.06(b), (c) and (d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.05. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). A participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the entitlement to a greater payment results from any change in applicable Laws after the date the participant became a participant.
(b)    No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the Loans have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of Administrative Agent and, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, Borrower (each such consent not to be unreasonably withheld or delayed);

provided that (x) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $1.0 million; (y) no such consent of Borrower shall be necessary in the case of an assignment of Loans by a Lender to (A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate that is at least 50% owned by such other Lender or its parent company for the purposes of this sub-clause (x)(ii)(B)), or (C) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, and (z) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Notwithstanding the foregoing, so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, no assignment will be permitted to any Lender that will result in such Lender holding, collectively with its Affiliates (including any Person deemed to be an Affiliate for purposes of sub-clause (x)(ii)(B) above), Loans and Commitments having an aggregate principal amount of $100.0 million, or greater, without the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after a Responsible Officer has received notice thereof. Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations). To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally eligible to do so, provide to Borrower and Administrative Agent the appropriate Internal Revenue Service Forms and other information as described in Sections 5.06(b) and 5.06(d), as applicable. To the extent that an assignment of all or any portion of a Lender’s Commitments, Loans and related outstanding Obligations pursuant to Section 2.11, Section 13.04(b)(B) or this Section 13.05(b) would, under the laws in effect at the time of such assignment, result in increased costs under Section 5.01 or 5.03 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from Changes in Law after the date of the respective assignment).
(c)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).
(d)    [reserved].
(e)    [reserved].
(f)    [reserved].
SECTION 13.06.    Survival. The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.20, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders and Administrative Agent under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments or Loans (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.
SECTION 13.07.    Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
SECTION 13.08.    Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Fee Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 13.09.    Governing Law; Submission to Jurisdiction; Waivers; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.
(b)    SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 13.10.    Confidentiality. Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect, actual or prospective, creditor or contractual counterparty in swap agreements or derivative or securitization transactions or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such creditor or contractual counterparty agrees in writing to be bound by the provision of this Section 13.10, such Agent or such Lender being liable for any breach of confidentiality by any Person described in this clause (a) and with respect to disclosures to Affiliates to the extent disclosed by such Lender to such Affiliate), (b) to the extent such information presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document or (g) with Borrower’s prior written consent.

SECTION 13.11.    Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.
SECTION 13.12.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
SECTION 13.13.    Gaming Laws.
(a)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, the Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is subject to being called forward (and its successors and assigns are subject to being called forward) by any Gaming Authority or any Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), each in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Borrower and its Subsidiaries or to the Credit Documents.
SECTION 13.14.    USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes the name and address of Borrower and the Guarantors and other information that will allow such Lender to identify Borrower and the Guarantors in accordance with the Act, and Borrower and the Guarantors agree to provide such information from time to time to any Lender.
SECTION 13.15.    Intentionally omitted.
SECTION 13.16.    Waiver of Claims. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that Borrower shall not acquire any rights as a Lender under this Agreement and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents.
SECTION 13.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, (B) each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Lead Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Lead Arranger or the Lenders has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between the Administrative Agent, the Lead Arranger or any Lender on one hand and Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) the Administrative Agent, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent, the Lead Arranger or the Lenders has any obligation to disclose any of such interests to Borrower, any other Credit Party or any of their respective Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Lead Arranger and the Lenders, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each of Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in an any engagement letter referenced in clause (ii)(A)).
SECTION 13.18.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help) without the prior written consent of Administrative Agent. The provisions of this Section 13.18 are for the sole benefit of the Agents and Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.
SECTION 13.19.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.20.    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’ and the Lenders’ rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by Administrative Agent and the Lenders to effect such reinstatement.
SECTION 13.21.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
WYNN RESORTS, LIMITED
By:    /s/ Craig S. Billings
Name: Craig S. Billings
Title: Chief Financial Officer and Treasurer
Address for Notices for Borrower and each Subsidiary
Guarantor:
Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Contact Person: General Counsel
Facsimile No.: 702-770-1349
Telephone No.: 702-770-7000
Email: kim.sinatra@wynnresorts.com
craig.billings@wynnresorts.com

Signature Page to Credit Agreement

WYNN GROUP ASIA, INC.

By:    /s/ Craig S. Billings
Name: Craig S. Billings
Title: Treasurer

Signature Page to Credit Agreement

WYNN RESORTS HOLDINGS, LLC,
By:    Wynn Resorts, Limited, its sole member

By:    /s/ Craig S. Billings
Name: Craig S. Billings
Title: Chief Financial Officer and Treasurer

Signature Page to Credit Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent
By:    /s/ Alicia Schug
Name: Alicia Schug
Title: Vice President
By:    /s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President
Address for Notices:

60 Wall Street
New York, NY 10005

Contact Person: Mark Kellam
Facsimile No.: 866 240-3622
Telephone No.: 904 271-2469
Email: mark.kellam@db.com with a cc to NA.Agencyservicing@db.com and yumi.okabe@db.com

Signature Page to Credit Agreement

ANNEX A
COMMITMENTS

Lender	Commitment
Deutsche Bank AG Cayman Islands Branch	$800,000,000
Total Commitments:	$800,000,000

Annex A

Schedule 10.07

Transactions with Affiliates

Master Lease Guaranty, dated as of December 29, 2016, made by Wynn Las Vegas, LLC to and for the benefit of Wynn/CA Property Owner, LLC.

Schedule 10.07

EXHIBIT A
FORM OF NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN). THIS NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 2.08 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).
NOTE

$[ ]	[Date]
New York, New York
FOR VALUE RECEIVED, WYNN RESORTS, LIMITED, a Nevada corporation (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Applicable Lending Office provided for by the Credit Agreement referred to below, at the Principal Office of Administrative Agent, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until, but excluding, the date on which such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.
This Note is one of the Notes referred to in the Credit Agreement, dated as of March 28, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and the other parties party thereto, and evidences the Loan made by Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.
The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of the Loan and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Exhibit A-1

Except as permitted by Section 13.05 of the Credit Agreement, this Note may not be assigned by Lender to any other Person.
This Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Credit Documents, and is guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement and the other Credit Documents for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid and the nature and extent of the guarantees, the terms and conditions upon which the guarantee was granted and the rights of the holder of this Note in respect thereof.
THIS NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.
[Remainder of page intentionally left blank]

Exhibit A-2

WYNN RESORTS, LIMITED

By:______________________________________
Name:
Title:

Exhibit A-3

SCHEDULE OF LOAN
This Note evidences the Loan made by Lender, continued or converted under the within‑described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit A-4

EXHIBIT B
FORM OF NOTICE OF BORROWING
Date: [          ]
To: Administrative Agent under the Credit Agreement, dated as of March 28, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and the other parties party thereto.
Ladies and Gentlemen:
The undersigned Borrower refers to the Credit Agreement (the terms defined therein, being used herein as defined therein), hereby gives you [irrevocable notice pursuant to 2.02 and 4.05 of the Credit Agreement that Borrower desires to make a borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to the Proposed Borrowing:
(A)    Proposed Borrowing:

(i)    The Business Day of the Proposed Borrowing is [         ];

(ii)    The Proposed Borrowing shall consist of a Loan in the amount of $[__________], which shall initially be [an ABR Loan][a LIBOR Loan], [The amount of such Loans that are requested to be LIBOR Loans are requested to have the following Interest Period(s): [     ]; and

(iii)    The proceeds of the Proposed Borrowing are to be deposited into the account or accounts described in the letter attached hereto and in the respective amounts set forth therein.1

(B)    Borrower hereby represents and warrants that both immediately before and immediately after giving effect to the Proposed Borrowing and the intended use thereof, each of the Specified Representations is true and correct in all material respects on and as of the date of the making of such Proposed Borrowing with the same force and effect as if made on and as of such date (it being understood and agreed that any such Specified Representation which by its terms is made as of an earlier date is true and correct in all material respects only as such earlier

____________________

[1]	Borrower to attach letter that describes the account or accounts and wire instructions and the amounts to be deposited in such account or accounts.

Exhibit B-1

date, and that any Specified Representation that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on the applicable date).

[Signature Page Follows]

Exhibit B-2

WYNN RESORTS, LIMITED

By:________________________________________
Name:
Title:

Exhibit B-3

EXHIBIT C
FORM OF NOTICE OF CONTINUATION/CONVERSION
Date: [          ]
To: Administrative Agent under the Credit Agreement referred to below.
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of March 28, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement), among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and the other parties party thereto.
Borrower hereby gives notice pursuant to Sections 2.09(a) and 4.05 of the Credit Agreement that it requests a continuation or conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made:
(A)    Date of [continuation] [conversion]2
(B)    Aggregate Amount of [LIBOR]
    [ABR] Loans of
    [identify applicable Tranche of Loans]
    to be [continued] [converted]

(C)	The [LIBOR] [ABR] Loans are to be [continued as] [converted into] [ABR] [LIBOR] Loans.

(D)	[The duration of the Interest Period for the LIBOR Loans being continued is a [ ] period.][3]
________________________________________
2    Must be a Business Day.
3    Applicable if this is a Continuation of the Interest Period of outstanding LIBOR Loans.

Exhibit C-1

(E)	[The duration of the Interest Period for such LIBOR Loans being converted is a [ ] period.][4]
Borrower hereby certifies that no Event of Default has occurred and is continuing, or would result from the [conversion] [continuation].

WYNN RESORTS, LIMITED

By: __________________________
Name:
Title:

__________________________

4    Applicable if this is a Conversion to a LIBOR Loan.

Exhibit C-2

EXHIBIT D
FORMS OF U.S. TAX COMPLIANCE CERTIFICATE

[attached]

Exhibit D

EXHIBIT D-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 28, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (“Administrative Agent”), and the other parties party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments on the Loan(s) are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: __________, 20[ ]

Exhibit D-1

EXHIBIT D-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 28, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (“Administrative Agent”), Deutsche Bank AG Cayman Islands Branch, and the other parties party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments with respect to such participation are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: __________, 20[ ]

Exhibit D-2

EXHIBIT D-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 28, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (“Administrative Agent”), Deutsche Bank AG Cayman Islands Branch, and the other parties party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “applicable partners/members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments with respect to such participation are effectively connected with the conduct of a U.S. trade or business of the undersigned or any of its applicable partners/members.

The undersigned has furnished the Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its applicable partners/members: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: __________, 20[ ]

Exhibit D-3

EXHIBIT D-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of March 28, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (“Administrative Agent”), and the other parties party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.06(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (the “applicable partners/members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments on the Loan(s) are effectively connected with the conduct of a U.S. trade or business of the undersigned or any of its applicable partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its applicable partners/members: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ___________, 20[ ]

Exhibit D-4

EXHIBIT E
FORM OF SOLVENCY CERTIFICATE
[___________], 2018
I, the undersigned, a Responsible Officer of Wynn Resorts, Limited, a Nevada corporation (“Borrower”), do hereby certify that:
1.     This Certificate is furnished to Administrative Agent on behalf of the Lenders pursuant to Section 7.01(h) of the Credit Agreement, dated as of March 28, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and the other parties party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
2.     Solely in my capacity as [_____________] of Borrower, I hereby certify that I am familiar with the financial condition of Borrower and the Restricted Subsidiaries.
3.     Based on and subject to the foregoing, and after giving effect to Section 6.07 of the Credit Agreement, I hereby certify that, immediately before and immediately after giving effect to the consummation of the Transactions and the extensions of credit to be provided thereunder as of the date hereof, it is my opinion that the Borrower (on a consolidated basis with its Restricted Subsidiaries) is Solvent.
[Signature page follows]

Exhibit E-1

IN WITNESS WHEREOF, I have hereto set my hand on the date first written above, in my official (and not individual) capacity and without personal liability.

WYNN RESORTS, LIMITED

By:______________________________
Name:
Title:

Exhibit F-2

EXHIBIT F
FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor: ______________________________

2.	Assignee: ][5]

[1][3].
Credit Agreement:    Credit Agreement, dated as of March 28, 2018, among Wynn Resorts, Limited (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and the other parties party thereto.

__________________________

[5]
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit F-1

[2.]	Assigned Interest[6]:

Assignor	Assignee	Tranche Assigned[7]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]		__________	__________
[Name of Assignor]	[Name of Assignee]		__________	__________

[4.]	Assigned Interest[8]:

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Insert Relevant Tranche]	$______________	$______________
[Insert Relevant Tranche]	$______________	$______________

Effective Date _______________, 20___.
__________________________

[6]
Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[7]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

[8]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit F-2

Assignor[s] Information                Assignee[s] Information
Payment Instructions:    _______________    Payment Instructions:    __________________
_______________                __________________
_______________                __________________
_______________                __________________
Reference:_______                Reference:_________
Notice Instructions:    _______________    Notice Instructions:    __________________
_______________                __________________
_______________                __________________
_______________                __________________
Reference:______                Reference:_________

Exhibit F-3

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR:
[NAME OF ASSIGNOR]9

By:	________________________________
Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]10

By:	________________________________
Name:
Title:

__________________________

[9]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

[10]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit F-4

[Consented to and]11 Accepted:
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
    as Administrative Agent
By:    _________________________________
Name:
Title:
By:    _________________________________
Name:
Title:

[Consented to and Accepted:

WYNN RESORTS, LIMITED
By:    _________________________________
Name:
Title:] 12

__________________________

[11]	Insert only if required under Section 13.05(b) of the Credit Agreement.

[12]	Insert only if required under Section 13.05(b) of the Credit Agreement.

Exhibit F-5

ANNEX I
WYNN RESORTS, LIMITED
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment), (iii) the financial condition of Borrower, any Guarantor, any of their respective Subsidiaries or affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any Guarantor, any of their respective Subsidiaries or affiliates or any other person of any of their respective obligations under any Credit Document.
1.2.    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment adviser of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), (iii) it is [(I) the parent company and/or an Affiliate of the applicable Assignor which is at least 50% owned by such Assignor or its parent company, (II) a Lender (other than the applicable Assignor) or an Affiliate of another Lender which is at least 50% owned by such other Lender or its parent company (provided, that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate that is at least 50% owned by such other Lender or its parent company for the purposes of this sub-clause 1.2(a)(iii)(II)), or (III) if the applicable Assignor is a fund that invests in loans, another fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor]13, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed
__________________________

[13]	Use for assignments, unless such representation is not required by the Credit Agreement.

Exhibit F-6

appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (vii) it is not [a “Competitor” or a “Disqualified Lender” or subject to a “Disqualification”, each as defined in Section 1.01 of the Credit Agreement]14, and [(viii) such assignment does not result in such Assignee holding, collectively with its Affiliates, Loans and Commitments having an aggregate principal amount of $[100] million, or greater]15; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Lead Arrangers to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Lead Arrangers, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.    Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3.    Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.
4.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.
5.    THIS ASSIGNMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS ASSIGNMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.
__________________________

[14]	Use for all assignments, unless such representation is not required by the Credit Agreement.

[15]	Use for all assignments, unless such representation is not required by the Credit Agreement.

Exhibit F-7